CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Papp Investment Trust and to the use of our report dated January 20, 2016 on the financial statements and financial highlights of Papp Small & Mid-Cap Growth Fund, a series of shares of beneficial interest of Papp Investment Trust.   Such financial statements and financial highlights appear in the November 30, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
March 28, 2016